                                                                   Exhibit 10.17



                              EMPLOYMENT AGREEMENT



BY AND BETWEEN:        HENRY BIRKS & SONS, INC., a corporation duly incorporated
                       according to the laws of Canada, having its head office at 1240, Phillips Square, Montreal, Quebec, herein acting and represented by its Chairman, Lorenzo Rossi di
                       Montelera, duly authorized for the purposes hereof as he hereby declares (hereinafter referred to as the "EMPLOYER"),


AND: THOMAS A. ANDRUSKEVICH, residing and domiciled at 22 Roxiticus Road, Mendham, New Jersey, United States of America (hereinafter referred to as the "EMPLOYEE")


--------------------------------------------------------------------------------


WHEREAS pursuant to an agreement entered into as of the 15th day of May, 1996 (the "1996 Agreement"), the EMPLOYEE was hired as the President and Chief Executive Officer of JOALLIERS BIRKS INC./BIRKS JEWELLERS INC., a predecessor-in-title of the EMPLOYER;

WHEREAS the 1996 Agreement was superseded and replaced by an agreement entered into by and between the EMPLOYER and the EMPLOYEE on the 19th day of June, 1998 extending the term of employment of EMPLOYEE as President and Chief Executive Officer of the EMPLOYER to March 31, 2002, the whole upon the terms and conditions set forth therein (the "1998 Agreement");

WHEREAS the 1998 Agreement was amended and renewed by way of an employment agreement dated October 24, 2001 (the "2001 Agreement");

WHEREAS the 2001 Agreement was amended by way of an amending agreement dated December 20, 2002 (the "Amendment");

WHEREAS the EMPLOYER is engaged in the business of the operation of a chain of retail stores specializing in jewellery, timepieces, crystal and giftware (the "Business");

WHEREAS the EMPLOYEE is a resident of the United States of America who possesses certain expertise in the fields in which the EMPLOYER specializes and who is not currently legally prevented from working in Canada or travelling abroad;

WHEREAS the EMPLOYER and the EMPLOYEE wish to amend certain of the terms and conditions and to provide for the renewal of the 2001 Agreement and its Amendment, the whole upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, FOR THE REASONS SET FORTH ABOVE, AND IN CONSIDERATION OF THE MUTUAL PREMISES AND AGREEMENTS HEREINAFTER SET FORTH, THE PARTIES HERETO ACKNOWLEDGE AND AGREE AS FOLLOWS:

1.   PRELIMINARY

1.1 The preamble hereto shall form an integral part hereof as if recited herein at length.

1.2 The parties acknowledge that this Agreement constitutes the entire agreement between the parties concerning the employment of the EMPLOYEE by the EMPLOYER during the term hereof and supersedes any and all prior negotiations, agreements or understandings with respect thereto. Without limiting the generality of the foregoing, this Agreement supersedes and replaces the terms and conditions originally set forth in the 1998 Agreement, unless otherwise specified herein.

2.   NATURE OF SERVICES

2.1 The EMPLOYER hereby engages and hires the EMPLOYEE to continue to be its President and Chief Executive Officer during the term of this Agreement and the EMPLOYEE hereby accepts and agrees to such engagement and employment. In addition, the EMPLOYEE hereby agrees to serve as a director of the EMPLOYER should he be elected as such by the shareholders(s) of the EMPLOYER, provided the insurance described in Section 4.6 is available and the EMPLOYEE is indemnified by the EMPLOYER to the fullest extent permitted by law.

2.2 It is hereby agreed that the EMPLOYEE shall provide his services to the EMPLOYER in Canada and spend in Canada the time necessary to appropriately provide effective and quality leadership to the Senior Management Team and shall also provide his services outside of Canada by participating in trade shows and other business travel.

2.3 The EMPLOYEE shall perform such executive duties and have such responsibilities as are consistent with his capacity as President and Chief Executive Officer, as well as those duties and responsibilities which the Board of Directors of the EMPLOYER may reasonably delegate to the EMPLOYEE from time to time.

2.4 The EMPLOYEE shall have control over the organization of his work and shall be responsible, in his best judgment, for determining the means and methods for performing his services hereunder. The EMPLOYEE shall have, subject to the general directions of the Board of Directors, full power and authority to manage the business and affairs of the EMPLOYER, including power and authority to enter into contracts, engagements or commitments of every nature or kind in the ordinary course of business in the name of or on behalf of the EMPLOYER and to engage and employ and to dismiss all managers and other employees of the EMPLOYER.

2.5 The EMPLOYEE shall perform his duties as President and Chief Executive Officer diligently and conscientiously and loyally and shall use his best efforts to promote the interests of the EMPLOYER.

2.6 During the term of employment, the EMPLOYEE shall devote himself to the business of the EMPLOYER and shall not be employed or engaged in any capacity in promoting, undertaking or carrying on any other business, without the prior written approval of the EMPLOYER. The EMPLOYER hereby acknowledges that the EMPLOYEE may render consulting services to Iniziativa S.A. or any successor thereto, in connection with its international operations and that the EMPLOYEE also serves as a member of the Board of Directors of Brazilian Emeralds Inc. and may serve as a member of the Board of Directors of The Robbins Company with all of the duties commensurate with such positions. The EMPLOYER further acknowledges that the EMPLOYEE has, since October 1, 2002, been employed by Mayors Jewelers Inc. ("Mayors") as President and Chief Executive Officer, and has agreed to serve on the Board of Directors of that company. The EMPLOYER continues to hold a substantial interest in Mayors and therefore fully approves EMPLOYEE's involvement in this company.


3.   TERM

3.1 The term of this Agreement and the continued employment of the Employee (the "Term") shall begin on April 1, 2005 and shall terminate on the 31st day of March, 2008. Until March 31, 2005, the 2001 Agreement and its Amendment shall continue to govern the employment relationship of the EMPLOYER and the EMPLOYEE save and except for Sections 8.2 and 8.3 hereof which shall apply immediately and bind both the EMPLOYER and the EMPLOYEE as and from the date hereof. For the purposes of this Agreement, a "Contract Year" shall mean the twelve (12) month period commencing on April 1st of a particular calendar year and terminating on March 31st of the immediately subsequent calendar year.

3.2 The parties agree to negotiate in good faith for the renewal of this Agreement or extension of the employment of the EMPLOYEE by the EMPLOYER for a further period of three (3) years, upon such terms and conditions as they may then determine, prior to the end of March, 2007. Either party shall be entitled, however, to definitively terminate their relationship on March 31, 2008 by sending to the other, on or before March 31, 2007, a written notice of such desire to terminate. In the event that the EMPLOYER terminates the relationship and should the EMPLOYEE be unable to find another suitable employment position commencing April 1, 2008, then the EMPLOYER shall compensate the EMPLOYEE by continuing to pay to the EMPLOYEE the same base salary as that which was payable to him pursuant to Section 4.1 during the fiscal year terminating March 31,

2008, as increased, where applicable, by the amount that would otherwise have constituted his salary increase for the period April 1, 2008 to March 31, 2009 pursuant to Section 4.2 hereof, the whole for the period in which the EMPLOYEE is unable to find a suitable position, to a maximum of twelve (12) months. Should the EMPLOYER so desire, however, the EMPLOYEE shall continue to render services to the EMPLOYER during the period in which such additional compensation is paid. Notwithstanding the generality of the foregoing, in the event that the EMPLOYEE makes a diligent attempt to negotiate the renewal of this Agreement prior to the end of March, 2007, but the EMPLOYER has neither finalized its decision with respect thereto nor provided the EMPLOYEE with a written notice of termination, then the maximum period within which the additional compensation hereunder shall be paid, in the event that the EMPLOYER subsequently determines not to renew this Agreement, shall be extended by one month for each month between March 31, 2007 and the date upon which the written notice of termination is ultimately delivered to the EMPLOYEE.


4.   REMUNERATION AND BENEFITS

4.1 In consideration of the services to be rendered pursuant to this Agreement, the EMPLOYER shall pay to the EMPLOYEE a base salary of a minimum of $US 364,000, which amount will be determined in accordance with Section 4.2 of the 2001 Agreement, during the first (1st) Contract Year ending March 31, 2006, and a minimum base salary, subject to the provisions of Section 4.2 below, of $US 364,000 (or such greater amount paid to the EMPLOYEE in the first Contract Year) for the three Contract Years ending March 31, 2007, March 31, 2008 and March 31, 2009.

The amount described above shall be paid in arrears on a bi-weekly basis.

4.2 The base salary of the EMPLOYEE will be adjusted annually, at the beginning of each Contract Year, and the EMPLOYEE will also be entitled to a bonus (the "Special Net Income Bonus"), in both cases, based upon the percentage of the adjusted net income goal of the EMPLOYER (as established on an annual basis in the profit plan and compared to the adjusted net income goal set forth in the strategic plan of the EMPLOYER approved by the Board of Directors of the EMPLOYER, the most recent of which shall be approved in July or November, 2004) actually earned by the EMPLOYER during the preceding Contract Year, the whole in accordance with the provisions of this Section 4.2. No amount will be payable to the EMPLOYEE, on account of the Special Net Income Bonus or salary increase pursuant hereto, unless the net income earned by the EMPLOYER, during the relevant Contract Year, is at least 80% of the adjusted net income goal of the EMPLOYER for such Contract Year. The maximum amount payable to the EMPLOYEE pursuant hereto, in the event that 100% of the adjusted net income goal is achieved, will be as follows:

                                          MAXIMUM
                                     CUMULATIVE SALARY        MAXIMUM SPECIAL NET
                                     INCREASE BASED ON         INCOME BONUS BASED
                      CUMULATIVE      PRIOR CONTRACT          ON CURRENT CONTRACT
 CONTRACT YEAR      TARGET AMOUNT     YEAR'S RESULTS             YEAR'S RESULTS
----------------    -------------    -----------------    ---------------------------
April 1, 2005 to      $US100,000         $US100,000                $US100,000
  March 31, 2006

April 1, 2006 to      $US150,000         $US100,000         $US150,000 less current
  March 31, 2007                                             year's salary increase

April 1, 2007 to      $US200,000         $US100,000        $US200,000 less cumulative
  March 31, 2008                                            salary increases during
                                                            prior and current years

April 1, 2008 to           N.A.          $US150,000                   N.A.
  March 31, 2009


The maximum Special Net Income Bonus shall be subject to adjustment based on a comparison of the adjusted net income goal of the EMPLOYER established annually and the amount of the adjusted net income goal for such Contract Year stipulated in the strategic plan. If the adjusted net income goal of the EMPLOYER established for any Contract Year is more than ninety percent (90%) of the amount of the adjusted net income goal for such Contract Year stipulated in the strategic plan, then there shall be no adjustment to the Special Net Income Bonus. If the adjusted net income goal of the EMPLOYER established for any Contract Year is ninety percent (90%) or less (the "Percentage") of the amount of the adjusted net income goal for such Contract Year stipulated in the strategic plan, then the amount of the Special Net Income Bonus cumulative target shown above shall be proportionately adjusted by multiplying such cumulative target amount by the Percentage. However, if the Special Net Income Bonus is adjusted in accordance with the foregoing and the actual net income of the EMPLOYER is determined to be more than 100% of the adjusted net income goal, then the Special Net Income Bonus shall be proportionately increased so that if the net income of the EMPLOYER is equal to or greater than the adjusted net income goal for such Contract Year stipulated in the strategic plan, the EMPLOYEE shall receive 100% of the maximum Special Net Income Bonus. In addition, if the adjusted net income goal of the EMPLOYER established annually exceeds the amount of the adjusted net income goal for such Contract Year stipulated in the strategic plan, then, for the purposes of determining the Special Net Income Bonus, the amount stipulated in the strategic plan for such Contract Year shall be used.

The strategic plan or profit plan adjusted net income goal shall be reevaluated and adjusted, if necessary, by the Human Resource Committee of the EMPLOYER in case of a major uncontrollable event that causes a dramatic change in the EMPLOYER's ability to achieve such goals such as a terrorist attack which dramatically impacts retail sales for an extended period of time. In addition, the adjusted net income goal shall be re-established for any combined entity resulting from a merger of the EMPLOYER with any other entity or a consolidation of the business of the EMPLOYER with that of another, if appropriate.

At the end of each Contract Year, the salary increase for the following Contract Year shall be calculated by multiplying the percentage of the adjusted net income goal actually earned by the EMPLOYER during such Contract Year by the Target Amount set forth above with respect to such year. The Special Net Income Bonus shall be calculated at the same time, in accordance with the above table and potential adjustments and shall be payable to the EMPLOYEE within ten (10) days following the issue of the audited financial statements of the EMPLOYER for the relevant Contract Year. For the purposes hereof, the net income shall be determined by the auditors of the EMPLOYER, solely from the relevant audited financial statements of the EMPLOYER. Three examples follow which assume that the EMPLOYEE's base salary for the first Contract Year is $364,000 and that the adjusted net income goal established for each Contract Year is at least 90% of the corresponding adjusted net income goal provided in the strategic plan:

(i) In the event that 100% of the adjusted net income goal is achieved by the EMPLOYER in each of the Contract Years ending 2006 through 2008, then the amounts due to the EMPLOYEE hereunder would be as follows:

Contract        Salary        Special Net
Year Ending     Increase      Income Bonus                            Salary
-----------     --------      -----------------------------------     ----------
2006            Nil           $US100,000                              $US364,000
2007            $US100,000    $US150,000 - $US100,000 = $US50,000     $US464,000
2008            $US50,000     $US200,000 - $US150,000 = $US50,000     $US514,000
2009            $US50,000     N.A.                                    $US564,000

(ii) If the actual net income earned by the EMPLOYER during the Contract Year ending March 31, 2006 were less than 80% of the adjusted net income goal, but the actual net income earned by the EMPLOYER in the Contract Years ending March 31, 2007 and March 31, 2008 were 100% of the adjusted net income goal, then the results would be as follows:

Contract        Salary        Special Net
Year Ending     Increase      Income Bonus                            Salary
-----------     --------      ------------------------------------    ----------
2006            Nil           Nil                                     $US364,000
2007            Nil           $US150,000                              $US364,000
2008            $US100,000    $US200,000 - $US100,000 = $US100,000    $US464,000
2009            $US100,000    N.A.                                    $US564,000

(iii) the actual net income earned by the EMPLOYER during the Contract Year ending March 31, 2006 was 87% of the adjusted net income goal, while the actual net income earned by the EMPLOYER in the Contract Years ending

      March 31, 2007 and March 31, 2008 was 92% of the adjusted net income goal, then the results would be as follows:

Contract      Salary     Special Net
Year Ending   Increase   Income Bonus                                        Salary
-----------   --------   -------------------------------------------------   ----------

2006          Nil         $US87,000                                          $US364,000
2007          $US87,000   $US138,000 - $US87,000 = $US51,000                 $US451,000
2008          $US51,000   $US184,000 - ($US87,000 + $US51,000) = $US46,000   $US502,000
2009          $US46,000   N.A.                                               $US548,000


If the EMPLOYEE is awarded his full salary increase for the first Contract Year ending March 31, 2006 based on the 2001 Agreement, then the EMPLOYEE's base salary would be $US 464,000 and the above examples would have to be adjusted accordingly.

Another three examples follow which explain the adjustments to the Special Net Income Bonus, if necessary:

(i) in the event that the adjusted net income goal for Contract Year Ending 2006 stipulated in the strategic plan is $4 Million but as established for such year is $3 Million, then the Special Net Income Bonus shall be reduced by 25% to $75,000. If the actual net income earned by the EMPLOYER during the Contract Year ending March 31, 2006 is $3 Million, then the EMPLOYEE would receive a Special Net Income Bonus of $75,000 for Contract Year Ending 2006 and a salary increase of $75,000 for Contract Year Ending 2007.

(ii) in the event that the adjusted net income goal for Contract Year Ending 2006 stipulated in the strategic plan is $5 Million but as established for such year is $4 Million, then the Special Net Income Bonus shall be reduced by 20% to $80,000. If the actual net income earned by the EMPLOYER during the Contract Year ending March 31, 2006 is $5 Million, then the EMPLOYEE would receive a Special Net Income Bonus of $100,000, as 100% of the strategic plan adjusted net income goal was achieved. In addition the EMPLOYEE would receive a salary increase of $100,000 in Contract Year Ending 2007.

(iii) In the event that the adjusted net income goal for 2006 stipulated in the strategic plan is $6.2 Million but as estimated for such year is $6 Million, then the Special Net Income Bonus shall not be adjusted as the adjusted net income goal established for such year is within 90% of the amount stipulated in the strategic plan.

4.3 In addition to the base salary and Special Net Income Bonus, the EMPLOYEE shall also be entitled to an annual performance-based bonus (the "Performance Bonus") for each Contract Year throughout the Term, in an amount ranging from 0% to 150% of his base salary during the relevant Contract Year, based upon certain results achieved by the EMPLOYER, as set forth in this Section 4.3 and in accordance with the performance criteria set forth in Exhibit A. The target for the Performance Bonus shall be 100% of the EMPLOYEE'S base salary, and the Performance Bonus shall be made of two (2) elements in the following proportions

         (i) quantifiable operating results objectives of the EMPLOYER (60% to 75%); and

         (ii)  strategic objectives (25% to 40%).

Exhibit A provides an example of the objectives and respective bonus allocation weight in each category. Each Contract Year, the EMPLOYEE, the EMPLOYER's Compensation Committee and a shareholder representative of the EMPLOYER (who is currently Filippo Recami) shall meet and determine the objectives, the level, amount and respective bonus allocation weight within each category which shall be based on the profit plan objectives of the EMPLOYER. The parties shall have the flexibility to adjust the range of objectives (eg. the prior year base amounts and the 150% maximum amount) from year to year provided such adjustments are reasonable and mutually agreed by the parties. Such determinations shall be made no later than thirty (30) days after the approval of the profit plan by the EMPLOYER's Board of Directors for the ensuing Contract Year.

Notwithstanding anything contained in this Section 4.3, it is agreed and understood that the thresholds for determining the EMPLOYEE's Performance Bonus should be consistent with the senior management performance bonus plan currently in place for senior management of the EMPLOYER. The EMPLOYEE shall not be eligible for any bonus under such plan as his bonuses are contained in this Agreement. The parties further acknowledge that the current thresholds under such plan require at least 75% of the adjusted net income for any fiscal year of the EMPLOYER to be achieved for a performance bonus to be paid. Such threshold is subject to change and may be established at a different level in the future. If the threshold for such plan is achieved, it is the intention of the parties that the EMPLOYEE will also receive his Performance Bonus in accordance with Exhibit A and the terms hereof. Therefore, if the actual adjusted net income for a given fiscal year of the EMPLOYER is less than 75% of the goal (provided that such percentage is still the threshold under the senior management performance bonus plan), the EMPLOYEE shall not be eligible for the Performance Bonus.

For greater certainty, the EMPLOYEE shall not be required to pay any amount to the EMPLOYER in the event that the calculation of the annual bonus results in a negative amount for any particular year.

An annual profit plan shall be prepared by the EMPLOYEE and the EMPLOYER's senior management team prior to the beginning of each fiscal year and submitted to the Board of Directors. The final profit plan for any fiscal year shall be mutually agreed upon for presentation to the Board of Directors by the EMPLOYER and the EMPLOYEE and approved by the Board of Directors.

Payment of the Performance Bonus shall be due within ten (10) days following the issue of the audited financial statements for the relevant Contract Year.

4.4 The EMPLOYEE shall be entitled to five (5) weeks paid vacation leave in each calendar year throughout the Term. The EMPLOYEE shall be entitled to carry forward any unused vacation time for one (1) calendar year, which shall accrue in his favour until used.

4.5 The EMPLOYER shall reimburse the EMPLOYEE for the entire cost of a term life insurance policy on his life and the life of his spouse and/or a long-term disability policy, in an aggregate amount not exceeding $US 18,000 per Contract Year, the whole upon proof of payment thereof by the EMPLOYEE.

4.6 The EMPLOYER shall provide the EMPLOYEE with comprehensive health and dental insurance in such amounts as is available to all other executives of the EMPLOYER and in this regard, the EMPLOYEE shall not be prejudiced by the fact that he and his family reside in the United States. The EMPLOYER shall also provide the EMPLOYEE with adequate "Directors and Officers" liability insurance coverage, commensurate with existing coverage and industry standards.

4.7 Recognizing the requirement for entertainment of suppliers, special customers and others by the EMPLOYEE, the EMPLOYER shall pay for initiation fees and annual golf and other club memberships of the EMPLOYEE, to a maximum of $CDN 10,000 per Contract Year.

4.8 In addition, the EMPLOYEE shall be reimbursed for all reasonable expenses incurred by him in the fulfilment of his duties hereunder, the whole upon the presentation of appropriate receipts or vouchers.

4.9 In the event that the EMPLOYEE should decide to move his family to Canada, the EMPLOYER shall reimburse the EMPLOYEE for all costs of such move and will work together with the EMPLOYEE to minimize the taxes and costs which will become payable by the EMPLOYEE upon his becoming a resident of Canada (for example, by compensating the EMPLOYEE for the increased mortgage or other costs of living in Montreal, the whole without being obliged to increase his aggregate remuneration hereunder).

4.10 For greater clarity, all calculations made under the terms of Section 4.2 and 4.3 hereof shall be made without reference to any sums that the EMPLOYER may receive on account of any interest it may have in the securities of Mayors Jewelers Inc. or of any other corporation unless such sums were provided for in EMPLOYER's business plan. In addition, the impact on inter-company accounts as between the EMPLOYER and Mayors (such as, without limitation, consulting fees, dividends or sale of common stock, etc.) shall be reviewed and determined by the Human Resources Committee of the EMPLOYER on an annual basis so that the EMPLOYER and the EMPLOYEE mutually agree as to the impact of these inter-company accounts on the calculations.

4.11 The EMPLOYEE shall have access to and be entitled to the non-exclusive use of a company car and company apartment when in Montreal performing his duties for EMPLOYER. While such use shall be non-exclusive, the EMPLOYEE shall be entitled to such use on a priority basis.

4.12 The parties acknowledge that the EMPLOYEE is entitled to certain benefits in this Agreement and pursuant to his Employment Agreement with Mayors. It is the intention of the parties that the EMPLOYEE shall not be entitled to the duplication of any such benefits. However, benefits such as dental and health insurance coverage should be available to the EMPLOYEE both in Canada and the United States.


5.   STOCK OPTIONS

5.1 The EMPLOYER hereby confirms the grant to the EMPLOYEE, in 1996, of an option to subscribe for that number of shares which, immediately following their issue, would represent two percent (2%) of the issued and outstanding shares in the capital stock of the EMPLOYER (on a fully diluted basis), upon the terms and conditions originally set forth in the 1996 Agreement, as clarified in the 1998 Agreement, and as further clarified herein, as follows:

     (a) the purchase price shall be an amount equal to $CDN 6.00 per share, which the parties, together with the auditors of the EMPLOYER, had determined to be the fair market value for such shares as at the original date of the grant of such option (the "Exercise Price"). The parties acknowledge that this price was determined based on the then current number of issued and outstanding shares being 2,379,100. In the event that the shares in the capital stock of the EMPLOYER are consolidated or split, or in the event that any new shares are issued prior to the exercise of the option, then the purchase price and/or the number of shares, as the case may be, will be adjusted accordingly;

     (b) the option shall be exercisable at any time prior to the expiry of a period of three (3) months following the date upon which the EMPLOYEE ceases to be employed by the EMPLOYER, by notice in writing to the EMPLOYER;

     (c) in the event of the death of the EMPLOYEE, the estate of the EMPLOYEE shall continue to be entitled to exercise the option hereunder for a period of three (3) months following the date of his death;

     (d) the EMPLOYEE (or his estate, as the case may be) shall have a put option, exercisable at any time within (I) the six (6) month period following the death or departure of the EMPLOYEE, or (II) the three
          (3) month period following a notice by the EMPLOYER or its parent company, Iniziativa S.A., of an impending change of control of the EMPLOYER, to require Iniziativa S.A., to purchase his shares, for a price equal to the fair market value thereof, as determined by the auditors of the EMPLOYER, in a manner consistent with the method used by Coopers & Lybrand to establish the Exercise Price (the "Put Price"). The Purchase Price shall be payable, in full, within fifteen (15) days following the exercise of the put option herein described, unless the exercise of the option to subscribe and the exercise of the put option occur simultaneously, in which event Iniziativa S.A. or the EMPLOYER, shall simply remit to the EMPLOYEE (or his estate, as the case may be), an amount equal to the difference between the Put Price and the Exercise Price within such fifteen (15) day period. In the event that the EMPLOYER shall have offered its securities to the public on or before the date of the death or departure of the EMPLOYEE, then the put option shall automatically expire upon such offering. For the purposes hereof a "change of control" shall mean any sale or transfer of shares or any other act or transaction which will result, directly or indirectly, in any party other than Iniziativa S.A., or entities with which it is currently related, owning more than fifty percent (50%) of the voting shares in the capital stock of the EMPLOYER. For greater certainty, the EMPLOYER and Iniziativa S.A. shall be required to give notice to the EMPLOYEE of any proposed change of control such that the EMPLOYEE shall have sufficient time to exercise his option hereunder; and

     (e) Iniziativa S.A. shall have a call option to require the EMPLOYEE to sell his shares of the EMPLOYER, upon the terms and conditions described in paragraph 5.1(d), mutatis mutandis. In the event that any securities of the EMPLOYER are offered to the public within six (6) months following the exercise of the call option herein described, or substantially all of the shares of the EMPLOYER are sold to an arm's length third party within the same period, then the EMPLOYER shall be obliged to pay to the EMPLOYEE (or his estate, as the case may be), an amount equal to the difference between the proceeds which the EMPLOYEE would have received had he still owned two percent (2%) of the shares of the EMPLOYER at the time of the public offering or sale and the price actually paid upon the exercise of the call option.

5.2 The EMPLOYER hereby confirms, as well, the grant to the EMPLOYEE in 1998, of a second option to subscribe for an additional two percent (2%) of the issued and outstanding shares in the capital stock of the EMPLOYER as at January 1, 1999, regardless of the date of exercise of this option (and not on a fully-diluted basis after January 1, 1999), namely, 126,272 out of a total of 6,313,618 shares then issued and outstanding, the whole upon the terms and conditions set forth in the 1998 Agreement, as clarified herein, as follows:

     (a) the option exercise price is an amount equal to $CDN 6.25 per share, which the parties had determined to be the fair market value of the shares as at January 31, 1999, based upon the report prepared by Coopers & Lybrand on March 31, 1999;

     (b) the EMPLOYEE agrees that following the exercise of this second option, he shall vote the shares issued pursuant thereto (only) in accordance with the instructions of Lorenzo Rossi di Montelera, until the earlier of

          (i)   the termination of the employment of the EMPLOYEE hereunder; or

          (ii)  an offer to the public of the securities of the EMPLOYER.

     (c) the option shall be exercisable at any time prior to the expiry of a period of three (3) months following the date upon which the EMPLOYEE ceases to be employed by the EMPLOYER, by notice in writing to the EMPLOYER. In the event of the death of the EMPLOYEE, the estate of the EMPLOYEE shall continue to be entitled to exercise the option hereunder for a period of three (3) months following the date of his death;

     (d) The EMPLOYEE (or his estate, as the case may be) shall have a put option, exercisable solely in the event that the shareholder(s) of the EMPLOYER decided not to proceed with an initial public offering of the shares of the EMPLOYER in accordance with any reasonable offer to take the EMPLOYER public proposed by a reputable securities underwriter, the whole upon the terms and conditions set forth in paragraph 5.1(d), mutatis mutandis.

5.3 In addition to the options described in Sections 5.1 and 5.2 above, the EMPLOYER hereby confirms the grant to the EMPLOYEE in 2001, of a third option to subscribe for an additional two percent (2%) of the issued and outstanding shares in the capital stock of the EMPLOYER as at April 1, 2002, regardless of the date of the exercise of this option (and not on a fully-diluted basis after April 1, 2002), upon the following terms and conditions:

     (a) this third option will be exercisable at any time after April 1, 2002, and the option exercise price will be an amount equal to the fair market value of the shares as at April 1, 2002, the whole as determined by auditors of the EMPLOYER, in a manner consistent with the method used by Coopers & Lybrand to establish the Exercise Price, the fair market value of the shares of the EMPLOYER as at January 1, 1999 and the fair market value of the shares of the EMPLOYER as at March 31, 2001; and

     (b) the provisions of paragraphs (b), (c) and (d) of Section 5.2 shall also apply to this third option, mutatis mutandis.

5.4 For the purposes of this Article 5, in the event that an offering of the securities of a corporation which owns a majority of the shares in the capital stock of the EMPLOYER is made to the public, rather than an offering of the shares of the EMPLOYER itself, or, alternatively, the EMPLOYER is involved in a reverse takeover with Mayors or a similar business reorganization that results in a new entity the stock of which is publicly traded, then the provisions hereof which refer to an offering of securities of the EMPLOYER shall be automatically deemed to mean and refer to an offering of the securities of the corporation owning a majority of the shares of the EMPLOYER or to the reverse takeover transaction, mutatis mutandis. For greater certainty, any options herein granted to the EMPLOYEE shall be convertible, at the option of the EMPLOYEE, into an appropriate number of shares of the corporation which has offered its securities to the public or trades on a recognized stock exchange.

5.5 Notwithstanding the existing terms of the stock options described in Sections 5.1, 5.2 and 5.3 hereof, the parties agree that the exercise period for all stock options shall be extended on April 1, 2005 so that they are all exercisable at any time prior to the expiry of a period of twenty-four (24) months following the date of the termination of employment of the EMPLOYEE, for any reason whatsoever including death. In the event of the retirement of the EMPLOYEE at the expiry of the Term, all of these options shall remain valid and exercisable for ten (10) years following the date of retirement.


6.   TERMINATION

6.1 In the event of the death of the EMPLOYEE or the non-renewal of this Agreement, then this Agreement shall be terminated automatically and the EMPLOYEE (or his estate, as the case may be) shall be entitled, thereafter, to the following payments:

     (a) The base salary described in Section 4.1 which shall have accrued to the date of such death or departure;

     (b)  Any accrued but unpaid vacation pay;

     (c) Any Special Net Income Bonus and Performance Bonus earned in connection with each Contract Year terminating prior to the date of such death or non-renewal, as well as a pro-rated Special Net Income Bonus and a pro-rated Performance Bonus for the number of months in which services were rendered hereunder prior to the date of such death or non-renewal.

6.2 This Agreement may also be terminated by the EMPLOYER in the event of a just and sufficient cause for such termination, provided that the EMPLOYEE shall be provided with a written notice of the alleged cause and a chance to defend his actions and/or eliminate the cause within a period of thirty (30) days, save and except where the EMPLOYER is able to establish theft of its property, in which case the termination may be effected without notice or delay. Termination of the EMPLOYEE's employment with Mayors Jewelers Inc. for cause shall be deemed to constitute cause for termination of this Agreement.

6.3 In the event that the EMPLOYER is unable to obtain the renewal of his work permit for any reason during the term of this Agreement, then the EMPLOYEE hereby agrees to continue to render his services hereunder from the United States for a transition period of up to six (6) months, to allow the EMPLOYER to find a suitable replacement, at the end of which this Agreement shall be automatically terminated, save and except that the provisions of Section 3.2 hereof shall apply, mutatis mutandis, such that the EMPLOYER shall continue to be obliged to pay the EMPLOYEE an amount equal to his then base salary for such period until the EMPLOYEE is able to find suitable employment, to a maximum of twelve (12) months.


7.   CONFIDENTIAL INFORMATION AND NON-COMPETITION COVENANT

7.1 For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, budgets, business plans, pricing policies, financial records and any information regarding the EMPLOYER's marketing, sales or dealer network, which is not generally known to the public through legitimate origins, but shall not include any information and knowledge which the EMPLOYEE himself possessed at the commencement of his employment with the EMPLOYER.

7.2 Unless otherwise required by law or expressly authorized in writing by the EMPLOYER, the EMPLOYEE shall not, at any time during or after his employment by the EMPLOYER, directly or indirectly, in any capacity whatsoever, except in connection with services to be performed hereunder, divulge, disclose or communicate to any person, moral or physical, entity, firm or any other third party, or utilize for his personal benefit or for the benefit of any other party, any Confidential Information.

7.3  During the Term of this Agreement and for a period terminating:

     (a) in the event that the EMPLOYEE does not desire to renew this Agreement upon the expiry of the Term: December 31, 2008; or

     (b) in the event that the EMPLOYER does not desire to renew this Agreement upon the expiry of the Term: December 31, 2008; or

     (c) in the event that this Agreement is terminated by the EMPLOYEE prior to the expiry of the Term: twelve (12) months following the date of such termination;

then the EMPLOYEE, provided he shall have received all amounts due to him hereunder to the date of the termination of his employment or the expiry of the period described in Section 3.2, as the case may be, on account of base salary, vacation pay, Special Net Income Bonus, Performance Bonus, purchase price for shares of the EMPLOYER or otherwise, shall not, on his own behalf or on behalf of another, either alone or in combination with others, directly or indirectly, in any capacity whatsoever, engage in the Business, for and on behalf of any entity whose operations are located principally in Canada.


8    NO DUPLICATION OF BENEFITS

8.1 The parties acknowledge that the EMPLOYEE is entitled to certain benefits in this Agreement and pursuant to his Employment Agreement with Mayors. It is the intention of the parties that the EMPLOYEE shall not be entitled to the duplication of any such benefits. However, benefits such as dental and health insurance coverage should be available to the EMPLOYEE both in Canada and the United States.

8.2 However, in the event of the merger or consolidation of the EMPLOYER and Mayors, both this Agreement and the EMPLOYEE's employment agreement with Mayors will bind the successor entity and the EMPLOYEE should not lose any rights, monetary benefits or compensation as a result. The parties also agree that the terms of the Mayors Employment Agreement will prevail and the compensation (including salary, bonuses and benefits) payable hereunder will be added to such agreement. To the extent that as a result of such merger the EMPLOYEE no longer receives the equivalent after tax value of both agreements, then the successor entity of the EMPLOYER and Mayors will compensate the EMPLOYEE accordingly. All stock options then held by the EMPLOYEE will also be converted into options of the successor entity (to the extent that they are not or have not been exercised by the EMPLOYEE) on the same basis of conversion as the shares of the respective entities with no lesser terms and conditions of exercise than as provided in this Agreement.

8.3 The combined or resulting compensation of the EMPLOYEE (in the event of a merger or consolidation of the EMPLOYER and MAYORS) and the amended agreement, if any, will be presented to the Compensation Committee of surviving entity to ensure the EMPLOYEE receives an appropriate combined compensation package considering the nature and specifics of his duties and position and the market in general.


9    MISCELLANEOUS

9.1 The EMPLOYEE and the EMPLOYER acknowledge and agree that the covenants, terms and provisions contained in this Agreement and the rights of the parties hereunder cannot be transferred, sold, assigned, pledged, or hypothecated; provided, however that this Agreement shall be binding upon and shall enure to the benefit of the EMPLOYER and any successor to or assignee of all or substantially all of the business and property of the EMPLOYER.

9.2 In the event of the reorganization of the EMPLOYER, then it is hereby acknowledged and agreed that the provisions hereof which are binding upon it, will continue to bind its successors or the entity resulting from the merger, amalgamation or other combination or arrangement of the EMPLOYER with any other person or entity.

9.3 The EMPLOYEE hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person, moral or physical, firm, partnership, corporation or any other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, corporation or other entity.

9.4 This Agreement contains the entire agreement between the parties and shall not be modified except in writing by the parties hereto.

9.5 The waiver by the EMPLOYER or the EMPLOYEE of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

9.6 The parties hereto agree that this Agreement shall be construed as to both validity and performance and shall be enforced in accordance with and governed by the laws of the Province of Quebec and the laws of Canada applicable therein.

9.7 The parties hereto have requested and hereby confirm that this Agreement as well as any notice, document, or proceeding relating to same be drawn up in English; Les parties aux presentes ont demande et par les presentes confirment leur demande que la presente convention ainsi que tous avis, documents, ou procedures s'y rapportant soient rediges en anglais.


                            (Signatures on next page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the dates indicated below.


SIGNED AT ROME     ,                      HENRY BIRKS & SONS, INC.
THIS 27TH DAY OF SEPTEMBER, 2004.

                                          PER:  /S/  LORENZO ROSSI DI MONTELERA
                                                -------------------------------
                                                LORENZO ROSSI DI MONTELERA


SIGNED AT MONTREAL
THIS 1ST DAY OF SEPTEMBER, 2004.
                                                /S/  THOMAS A. ANDRUSKEVICH
                                                ------------------------------
                                                THOMAS A. ANDRUSKEVICH




                                  INTERVENTION


AND THERE INTERVENED HERETO, Iniziativa S.A. who, after taking cognizance of the foregoing Agreement, agrees to be bound hereby insofar as its interests may appear and to guarantee all obligations of the EMPLOYER in favour of the EMPLOYEE hereunder.


SIGNED AT                          ,      INIZIATIVA S.A.
          -------------------------
THIS 25TH DAY OF SEPTEMBER, 2004.


                                          PER:  /S/  FILIPPO RECAMI
                                                -------------------------------
                                                FILIPPO RECAMI

                                                                       EXHIBIT A
                                                                     APPENDIX II

                      PERFORMANCE BONUS APPRAISAL CRITERIA
                                EXAMPLE (*) (**)

                                                                  150% OF
                                     50% OF INCREASE/           INCREASE IN      BONUS        FY                 TARGET    ACTUAL
                                      DECREASE IN PP               PP VS       ALLOCATION    2007    ADJUSTED     BONUS     BONUS
COMPANY OBJECTIVES      PRIOR YEAR     VS PRIOR YR      PLAN      PRIOR YR       WEIGHT     ACTUAL      %         VALUE     VALUE
------------------      ----------   ----------------   ----    ------------   ----------   ------   --------    ------   -------

  Bonus Payout %

QUANTITATIVE OPERATING
RESULTS OBJECTIVES
(60 - 75%)

Sales                    130,000K       135,000K      140,000K    145,000K       10%      142,500K    12.5%      36,400    45,500
Gross Profit              40,000K        45,000K       50,000K     55,000K       15%       50,000K    15.0%      54,600    54,600
Operating Expense         70,000K        65,000K       60,000K     55,000K       20%       65,000K    10.0%      72,800    36,400
Net Income                     0            475K          949K      1,424K       20%          712K    15.0%      72,800    54,600
Financial Debt/Equity        2.5           2.25           2.0        1.75        10%         2.25      5.0%      36,400    18,200
Ratio
                                                                               ---------             -------              -------
                                                     SUB TOTAL                   75%                  57.5%     273,000   209,300
                                                                               ---------             -------              -------

                                                                                              FY
STRATEGIC OBJECTIVE                                                                          2007
(25-40%)                                                                         WEIGHT     ACTUAL      %                  VALUE
------------------                                                             ----------   ------   --------             -------

EXAMPLES:
Development of Private                                                            25%        Over       30%      91,000   109,200
Label                                                                                      Achieved
                                                                                            Goals


                                                                               ---------             -------              -------
                                                                                  25%                   30%               109,200
                                                                               ---------             -------    -------   -------
                                                      TOTAL                      100%                 87.5%     364,000*  318,500
                                                                               ---------             -------              -------


-----------

* For this example the Target Bonus Value is calculated using 100% of EMPLOYEE's hypothetical annual base of $364,000 for Fiscal Year 2007

** EXTRACT OF SECTION 4.3 OF THIS AGREEMENT STATES THAT IF THE ACTUAL ADJUSTED NET INCOME FOR A GIVEN FISCAL YEAR OF THE EMPLOYER IS LESS THAN 75% OF THE GOAL (PROVIDED THAT 75% IS STILL THE THRESHOLD UNDER THE SENIOR MANAGEMENT PERFORMANCE BONUS PLAN), THE EMPLOYEE SHALL NOT BE ELIGIBLE FOR THE PERFORMANCE BONUS.